Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

VALVOLINE INC.

VALVOLINE INC., a corporation organized and existing under the laws of the Commonwealth of Kentucky, DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the corporation is Valvoline Inc. The original Articles of Incorporation of the corporation were filed with the Secretary of State of the Commonwealth of Kentucky on May 13, 2016 (as in effect immediately prior to the adoption and effectiveness hereof, the “Original Articles of Incorporation”), and the name under which the corporation was originally incorporated is Valvoline Inc.

2. These Amended and Restated Articles of Incorporation (these “Articles”) have been duly adopted in accordance with Sections 271B.10-030 and 271B.10-070 of the Kentucky Business Corporation Act (the “KBCA”) and shall be effective as of [Time] Eastern [Standard/Daylight] Time on [Date], 2016.

3. The Original Articles of Incorporation are hereby amended and restated to read in their entirety as follows:

ARTICLE I

NAME

SECTION 1.01. The name of the corporation (hereinafter called the “Corporation”) is Valvoline Inc.

ARTICLE II

REGISTERED OFFICE; REGISTERED AGENT

SECTION 2.01. The address of the Corporation’s registered office in the Commonwealth of Kentucky is 306 West Main Street – Suite 512, City of Frankfort, County of Franklin, Kentucky 40601. The name of the Corporation’s registered agent at such address is CT Corporation System.

ARTICLE III

PURPOSE

SECTION 3.01. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the KBCA.

ARTICLE IV

CAPITAL STOCK

SECTION 4.01. Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 440,000,000 shares, consisting of (1) 40,000,000 shares of Preferred Stock, having no par value (“Preferred Stock”), and (2) 400,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”).

SECTION 4.02. Preferred Stock.

(a)	The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers ( if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(b)	Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted to such holders by these Articles.

SECTION 4.03. Common Stock.

(a) Ranking. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board upon any issuance of the Preferred Stock of any series.

(b) Voting Rights. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to these Articles that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to these Articles or pursuant to the KBCA.

(c) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board in its discretion shall determine.

(d) Liquidation and Other Events. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its shareholders ratably in proportion to the number of shares held by them.

ARTICLE V

BOARD OF DIRECTORS

SECTION 5.01. Size of Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise fixed pursuant to the terms of any outstanding series of Preferred Stock pursuant to these Articles, the number of directors of the Corporation shall be fixed from time to time by or pursuant to the By-laws of the Corporation (the “By-laws”).

SECTION 5.02. Election of Directors. (a) The directors, other than those who may be elected by the holders of any series of Preferred Stock voting separately pursuant to these Articles, shall be elected by the shareholders entitled to vote thereon at each annual meeting of the shareholders and shall hold office until the next annual meeting of the shareholders and until each of their successors shall have been elected and qualified. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

(b) The vote required for the election of directors by shareholders, other than in a contested election of directors, shall be the affirmative vote of a majority of the votes cast with respect to a director nominee. For purposes of this paragraph, a “majority of the votes cast” shall mean that the number of votes cast ‘for’ a director must exceed the number of votes cast ‘against’ that director. In any contested election of directors, the nominees receiving the greatest number of the votes cast for their election, up to the number of directors to be elected in such election, shall be deemed elected. ‘Abstentions’ and ‘broker non-votes’ will not count as votes either ‘for’ or ‘against’ a nominee. Any incumbent director who fails to receive a majority of the votes cast in an uncontested election shall submit an offer to resign from the Board no later than two weeks after the certification by the Corporation of the voting results. An uncontested election is one in which the number of individuals who have been nominated for election as a director is equal to, or less than, the number of directors constituting the Whole Board (as defined below). A contested election is one in which the number of persons nominated exceeds the number of directors to be elected as of the date that is ten days prior to the date that the Corporation first mails its notice of meeting for such meeting to the shareholders. The term “Whole Board” shall mean the total number of authorized directors, whether or not there exist any vacancies on the Board.

SECTION 5.03. Vacancies and Newly Created Directorships. Except as otherwise provided for or fixed by or pursuant to the provisions of these Articles relating to the rights of the holders of any outstanding series of Preferred Stock, newly created directorships resulting from any increase in the number of directors may be filled by the Board, and any vacancies on the Board resulting from death, resignation, removal or other cause shall only be filled by the Board, and not by the shareholders, by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence of this Section 5.03 shall hold office until the next annual meeting of the shareholders and until such director’s successor shall have been elected and qualified.

SECTION 5.04. Removal of Directors. Subject to the rights of holders of any outstanding series of Preferred Stock with respect to the removal of directors, a director may be removed from office by the shareholders (i) without cause by the affirmative vote of the holders of 80% or more of the voting power of the outstanding voting stock of the Corporation, voting together as single class and (ii) with cause by the affirmative vote of the holders of a majority of the voting power of the outstanding voting stock of the Corporation, voting together as a single class. For purposes of this Section 5.04, “cause” shall mean the willful and continuous failure of a director to substantially perform such director’s duties to the Corporation, other than any such failure resulting from incapacity due to physical or mental illness, or the willful engaging by a director in gross misconduct materially and demonstrably injurious to the Corporation. As used in these Articles, “voting stock” shall mean shares of capital stock of the Corporation entitled to vote generally in an election of directors.

ARTICLE VI

SHAREHOLDERS

SECTION 6.01. Action by Unanimous Written Consent. Subject to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the shareholders of the Corporation may be effected by the written consent of the shareholders of the Corporation in lieu of a duly called annual or special meeting of the shareholders of the Corporation, provided that such written consent is unanimously granted by the holders of 100% of voting power of the voting stock of the Corporation, voting together as a single class, that would be entitled to vote on such action at a duly called annual or special meeting of the shareholders of the Corporation.

ARTICLE VII

ADOPTION, AMENDMENT OR REPEAL OF BY-LAWS

SECTION 7.01. Board of Directors. Subject to the KBCA, and in furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized to adopt, repeal, alter or amend the By-laws, by the vote of a majority of the entire Board or such greater vote as shall be specified in the By-laws, that the Board may deem necessary or desirable for the efficient conduct of the affairs of Corporation, including, but not limited to, provisions governing the conduct of, and the matters which may properly be brought before, annual or special meetings of the shareholders and provisions specifying the manner and extent to which prior notice shall be given of the submission of proposals to be considered at any such meeting or of nominations for election of directors to be held at any such meeting.

SECTION 7.02. Shareholders. The shareholders shall also have power to adopt, repeal, alter or amend the By-laws; provided, however, that in addition to any requirements of law and any other provision of these Articles (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles or the By-laws), the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required for shareholders to adopt, amend, alter or repeal any provision of the By-laws.

ARTICLE VIII

ADOPTION, AMENDMENT OR REPEAL OF ARTICLES

SECTION 8.01. The Corporation reserves the right to amend, alter, adopt or repeal any provision contained in these Articles, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are subject to this reservation. Notwithstanding anything contained in these Articles to the contrary (and in addition to any vote required by law), the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required to amend, alter, change, or repeal or to adopt any provision inconsistent with Article V, Article VI, Article VII and this Article VIII.

ARTICLE IX

LIMITATION ON DIRECTOR LIABILITY; INDEMNIFICATION

SECTION 9.01. Limitation on Director Liability. To the fullest extent that the KBCA or any other law of the Commonwealth of Kentucky as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

SECTION 9.02. Indemnification. To the fullest extent that the KBCA or any other law of the Commonwealth of Kentucky as it exists or as it may hereafter be amended permits, the Corporation may provide indemnification of (and advancement of expenses to) its current and former directors, officers, and agents (and any other persons to which the KBCA permits the Corporation to provide indemnification) through By-law provisions, agreements with such agents or other persons, votes of shareholders or disinterested directors or otherwise.

SECTION 9.03. Effect of Amendment or Repeal. No amendment to or repeal of any Section of this Article IX, nor the adoption of any provision of these Articles inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any action or proceeding accruing or arising, prior to such amendment, repeal or adoption of an inconsistent provision. This Article IX is not intended to eliminate or limit any protection otherwise available to the directors or officers of the Corporation.

ARTICLE X

FORUM SELECTION

SECTION 10.01. Unless the Corporation consents in writing to the selection of an alternative forum, the Fayette County Circuit Court of the Commonwealth of Kentucky shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the KBCA or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that, in the event that the Fayette County Circuit Court of the Commonwealth of Kentucky lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the Commonwealth of Kentucky, in each such case, unless the Fayette County Circuit Court (or such other state or federal court located within the Commonwealth of Kentucky, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 10.01. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunction and specific performance, to enforce the forgoing provisions.

ARTICLE XI

INCORPORATOR

SECTION 11.01. The name of the Incorporator is Michael S. Roe and the mailing address of the incorporator is 50 E. River Center Blvd., Covington, Kentucky, 41011.

ARTICLE XII

PRINCIPAL ADDRESS

SECTION 12.01. The mailing address of the principal office of the Corporation is 3499 Blazer Parkway, Lexington, Kentucky 40509.

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